Exhibit 5.1

OFFICES		MAILING ADDRESS
2500 Wachovia Capitol Center		P.O. Box 2611
Raleigh, North Carolina 27601		Raleigh, North Carolina
	May 12, 2010	27602-2611
TELEPHONE: (919) 821-1220
FACSIMILE: (919) 821-6800
Cornerstone Therapeutics Inc.
1255 Crescent Green Drive
Suite 250
Cary, NC 27518
Re:	Cornerstone Therapeutics Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel for Cornerstone Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale, from time to time pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Act, of up to 15 million shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). Capitalized terms not defined herein shall have the definitions ascribed to them in the Registration Statement.
     This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the related form of prospectus included therein and (ii) such corporate documents, records and proceedings, minutes, consents, actions and resolutions and matters of law as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have also relied upon oral or written statements of officers and other representatives of the Company, whom we believe to be responsible, in rendering the opinion set forth below.
     In expressing the opinion set forth below, we have assumed the following:
     (1) Immediately prior to the issuance of any shares of Common Stock, the Company will have available for issuance, under its Amended and Restated Certificate of Incorporation, as

Cornerstone Therapeutics Inc.
May 12, 2010

amended (the “Certificate of Incorporation”), a sufficient number of authorized but unissued shares of Common Stock as is necessary to provide for such issuance.
     (2) The Registration Statement and any amendments thereto (including post-effective amendments) will have become effective, will be effective and will comply with all applicable laws, and rules and regulations under the Act, at the time the shares of Common Stock are offered, and at the time such shares are issued, as contemplated by the Registration Statement.
     (3) A prospectus supplement will have been prepared and filed with the Commission describing the shares of Common Stock offered thereby and will comply with all applicable laws, and rules and regulations under the Act.
     (4) Any shares of Common Stock being offered pursuant to a prospectus supplement will be issued and sold as contemplated in the Registration Statement and such prospectus supplement.
     (5) If applicable, a definitive purchase, underwriting or similar agreement with respect to any shares of Common Stock to be issued (a “Purchase Agreement”) will have been duly authorized by all necessary corporate action of the Company and validly executed and delivered by the Company and the other parties thereto.
     (6) At the time the shares of Common Stock are issued, the Company’s majority stockholder, Chiesi Farmaceutici S.p.A. (if its approval is required under the Certificate of Incorporation at the time of the issuance) will have approved the sale or issuance of the shares of Common Stock under the Registration Statement.
     (7) The Company is and will remain duly organized, validly existing and in good standing under applicable state law.
     (8) There shall not have occurred, prior to the date of issuance of any shares of Common Stock, any change in law affecting the validity or enforceability of the shares of Common Stock, and at the time of issuance and sale of any such shares, the Board of Directors of the Company (the “Board”) (or any committee thereof acting pursuant to authority properly delegated to such committee by the Board) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of shares of Common Stock.
     Based upon and subject to the foregoing, it is our opinion that (i) when an issuance of Common Stock has been duly authorized by all necessary corporate action of the Company, (ii) when shares of Common Stock are sold in accordance with the provisions of any applicable Purchase Agreement and for consideration not less than the par value per share thereof in the manner contemplated by the Registration Statement, the applicable prospectus supplement and such corporate action, and (iii) upon either the countersigning of the certificate representing the shares of Common Stock by a duly authorized signatory of the Company’s registrar for Common

Cornerstone Therapeutics Inc.
May 12, 2010

Stock or the book entry of such shares by the transfer agent for the Company’s Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.
     This opinion is limited to Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and we express no opinion as to the laws of any other jurisdiction.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,
/s/ SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.